EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Investment Plan for Employees of Mallinckrodt Inc. of our reports (a) dated August 12, 1998, except for the restatement related to purchased research and development referred to in Note 2, to which the date is January 26, 1999, with respect to the consolidated financial statements of Mallinckrodt Inc. included in the Annual Report (Form 10-K/A No. 1) for the year ended June 30, 1998, and (b) dated October 29, 1997, with respect to the financial statements and schedules of the Investment Plan for Employees of Mallinckrodt Inc. for the year ended June 10, 1997, included in the Plan's 1998 Annual Report (Form 11-K), filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
--------------------------------
St. Louis, Missouri
August 19, 1999